UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): February 24, 2011

NUVILEX, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7702 E. Doubletree Ranch Rd, Suite #300, Scottsdale, AZ	85541
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (480) 348-8050

EFOODSAFETY.COM, INC.

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On February 24, 2011, the Registrant appointed Gerald W. Crabtree, Ph.D., Chief Operating Officer effective immediately. The Registrant and Dr. Crabtree are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

Biographical information for Gerald W. Crabtree, Ph.D.

Dr. Crabtree has been involved with various biopharmaceutical companies where he has alternatively supervised and coordinated the development of multiple drug candidates, prepared clinical protocols, investigator brochures, monographs, research and review articles, and served as project manager for development of major oncologic agents since 1985. Dr. Crabtree is a Member of the American Society of Clinical Oncology and also is a past member of research grant review committees for the National Institute of Health and the American Cancer Society.

Dr. Crabtree established and directed, from inception, a department that monitored and coordinated the development of oncologic and immunologic drugs from initial discovery through regulatory approval in a major pharmaceutical company and served as project manager for the development of the anticancer agent, Taxol®.

Dr. Crabtree was previously Department Chairman of Molecular Pharmacology for the Nucleic Acid Research Institute and prior to that Associate Professor of Medicine with the Roger Williams Cancer Center at Brown University. Most recently, Dr. Crabtree served as Interim CEO of PhytoCeutica, Inc., where he assisted in preparation and review of FDA documents, clinical study protocols, investment acquisitions, and contracts and business plans.

Dr. Crabtree received his Ph.D. in Biochemistry from the University of Alberta, Edmonton, Alberta, Canada, and has published over 80 articles in peer-reviewed journals. He is a National Cancer Institute of Canada Research Fellow.

SIGNATURES

Pursuant to the  requirements of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

 NUVILEX, INC.

              (Registrant)

Date: March 2, 2011

/s/ Patricia Gruden

Patricia Gruden

Interim Chief Financial Officer